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Exhibit 99.2

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600
Media Contact:	Paula Lovell (Tennessee) Lovell Communications (615) 297-7766

Community Health Systems Announces
APPOINTMENT OF NEW INDEPENDENT DIRECTOR

        BRENTWOOD, Tenn. (February 26, 2003)—Community Health Systems, Inc. (NYSE: CYH) today announced the appointment of John A. Clerico to its Board of Directors. Mr. Clerico will also be joining the Company's Audit and Compliance Committee. The Company has increased the size of its board from 11 to 12 directors and Mr. Clerico will fill the new position as a Class III director whose term expires at the Company's 2003 annual meeting.

        Mr. Clerico is the co-founder and chairman of ChartMark Investments, Inc. an independent investment advisory firm that manages equity funds for individuals and small pension funds. He previously served as executive vice president and chief financial officer and a member of the office of the chairman of Praxair, Inc., an industrial gas company spun-off from Union Carbide Corporation in 1992. He also served on Praxair's board of directors for eight years. Prior to joining Praxair, he was chief financial officer of Union Carbide. He previously held financial positions with Conoco, Inc. and Phillips Petroleum Co. Mr. Clerico has a Bachelor of Science degree in finance from Oklahoma State University.

        "We are very pleased to have John Clerico join our board," said Wayne T. Smith, chairman, president, and chief executive officer of Community Health Systems, Inc. "We believe that one requirement to be a great company is to have an experienced and dedicated board of directors. John Clerico's extensive financial experience with Fortune 200 companies and fresh perspective as a new independent director will strengthen an already outstanding group of directors. We look forward to working together to execute Community Health Systems' strategy to build shareholder value."

        Located in the Nashville, Tennessee, suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 70 hospitals in 22 states. Community Health Systems' hospitals offer a broad range of inpatient and outpatient medical and surgical services. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

        Statements contained in this news release are forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including execution of our growth, acquisition, and business strategies. These and other applicable risks are summarized under the caption "risk factors" in the Company's Securities and Exchange Commission filings.

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Community Health Systems Announces APPOINTMENT OF NEW INDEPENDENT DIRECTOR